Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690
Starbucks Announces Strong Third Quarter Fiscal 2005 Results
Revenues Up 21 Percent; Net Earnings and EPS Both Increase By 29 Percent
Company Sets Fiscal 2006 Growth Targets Including 1,800 New Retail Stores

SEATTLE; July 27, 2005 – Starbucks Corporation (NASDAQ: SBUX) today announced revenues and earnings for its fiscal third quarter ended July 3, 2005.
For the 13 weeks ended July 3, 2005, consolidated net revenues increased 21 percent to $1.6 billion from $1.3 billion for the same period in fiscal 2004. Net earnings for the 13 weeks ended July 3, 2005, increased 29 percent to $126 million from $98 million for the same period in fiscal 2004. Earnings were $0.31 per share for the 13 weeks ended July 3, 2005, compared to $0.24 per share for the comparable period in fiscal 2004.
“We are very pleased with the strength of both U.S. and International operations – reflected in our solid third-quarter revenue results and the expansion of our operating margin during the quarter,” commented Jim Donald, Starbucks president and ceo. “We remain committed to building shareholder value by executing our strategy and realizing the tremendous growth opportunities available to Starbucks on a global basis. Our strong performance year-to-date positions us well to achieve our fiscal 2005 goals – and gives us confidence in the aggressive store growth targets we have established for fiscal 2006.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 22 percent to $1.4 billion for the 13 weeks ended July 3, 2005, from $1.1 billion for the same period in fiscal 2004. The increase was primarily attributable to the opening of 713 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a four percent increase in the average value per transaction and a three percent increase in the number of customer transactions.
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Specialty revenues increased 16 percent to $245 million for the 13 weeks ended July 3, 2005, compared to $211 million for the corresponding period of fiscal 2004. Licensing revenues increased 17 percent to $170 million, primarily due to higher product sales and royalty revenues from the opening of 839 new licensed retail stores in the last 12 months. Foodservice and other revenues increased 14 percent to $75 million, primarily due to growth in new and existing U.S. and International foodservice accounts.
Cost of sales and related occupancy costs decreased to 40.6 percent of total net revenues for the 13 weeks ended July 3, 2005, compared to 41.0 percent for the corresponding period of fiscal 2004. The decrease is primarily due to higher average revenue per retail transaction, offset in part by higher average rent expense in International markets. Dairy costs were moderately lower for the 13 weeks ended July 3, 2005, compared to the same period in fiscal 2004.
Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.2 percent for the 13 weeks ended July 3, 2005, compared to 40.4 percent for the corresponding period of fiscal 2004, primarily due to higher average revenue per retail transaction, partially offset by higher payroll expenditures. In order to facilitate ongoing, accelerated retail store growth, the Company has been increasing the number of assistant store managers and opening a higher number of drive-thru locations over the past year, which has contributed to the higher payroll expenditures.
Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 19.8 percent of total specialty revenues for the 13 weeks ended July 3, 2005, compared to 21.0 percent for the corresponding period of fiscal 2004. The decrease was primarily due to lower expenditures within the grocery and warehouse club channels, partially offset by higher costs associated with expanding emerging specialty businesses, such as music and consumer products.
Depreciation and amortization expenses increased to $85 million for the 13 weeks ended July 3, 2005, compared to $73 million for the corresponding period of fiscal 2004. The increase was primarily due to the opening of 713 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.3 percent for the 13 weeks ended July 3, 2005, from 5.5 percent for the corresponding 13-week period of fiscal 2004.
General and administrative expenses increased to $91 million for the 13 weeks ended July 3, 2005, compared to $73 million for the corresponding period of fiscal 2004. The increase was primarily due to higher provisions for incentive compensation and increased charitable commitments. As a percentage of total net revenues, general and administrative expenses increased to 5.7 percent for the 13 weeks ended July 3, 2005, from 5.6 percent for the corresponding period of fiscal 2004.
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Income from equity investees increased to $18 million for the 13 weeks ended July 3, 2005, compared to $13 million for the corresponding period of fiscal 2004. The increase was primarily due to volume-driven operating results for the North American Coffee Partnership, which produces bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drink, and improved operating results from international investees, particularly in Korea and Japan.
Operating income increased 30 percent to $200 million for the 13 weeks ended July 3, 2005, compared to $153 million for the corresponding 13-week period of fiscal 2004. As a result of lower store and other operating expenses as a percentage of related revenues, operating margin increased to 12.5 percent of total net revenues for the 13 weeks ended July 3, 2005, compared to 11.6 percent for the corresponding period of fiscal 2004.
Net earnings for the 13 weeks ended July 3, 2005, increased 29 percent to $126 million from $98 million for the same period in fiscal 2004. Earnings were $0.31 per share for the 13 weeks ended July 3, 2005, compared to $0.24 per share for the comparable period in fiscal 2004.
Fiscal 2005 Targets
The Company also provided updated fiscal 2005 targets:
•	Starbucks continues to plan to open approximately 1,500 new stores on a global basis in fiscal 2005. In the United States, Starbucks plans to open approximately 550 Company-operated locations and 525 licensed locations. In International markets, Starbucks plans to open approximately 100 Company-operated stores and 325 licensed stores;

•	The Company targets total net revenue growth of approximately 20 percent for fiscal 2005. As a reminder, fiscal year 2004 included an extra week of operations in the fourth quarter and, as a result, total reported net revenue growth for fourth quarter 2005 will be lower than 20 percent. Starbucks expects comparable store sales growth to be at the high end of its three percent to seven percent target range for the remainder of fiscal 2005, with monthly anomalies;

•	The Company continues to target earnings per share of $0.29 to $0.30 for the fiscal fourth quarter and, based on its strong third quarter performance, along with its current outlook for the fourth quarter of 2005, Starbucks is raising its full year earnings per share target range to $1.19 to $1.20 for fiscal 2005, from its previous target range of $1.17 to $1.19. Both the new and previous target ranges exclude any impact from expensing stock options. Excluding the $0.03 per share impact of the 53rd week in fiscal 2004, Starbucks new fiscal 2005 target range represents 29 percent to 30 percent growth over $0.92 earnings per share in fiscal 2004;

•	Consistent with the actual effective tax rate for the third quarter, the Company is now targeting a fourth quarter effective tax rate of approximately 38 percent, and;

•	Starbucks now projects capital expenditures to be at the low end of its original fiscal 2005 target range of $600 million to $650 million.
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Fiscal 2006 Targets
Looking ahead, Starbucks introduced the following fiscal 2006 targets:
•	The Company is accelerating its store development plans and expects to open approximately 1,800 new stores on a global basis in fiscal 2006, an increase of 300 stores compared to the current fiscal 2005 target. In the United States, Starbucks plans to open approximately 700 Company-operated locations and 600 licensed locations. In International markets, Starbucks plans to open approximately 150 Company-operated stores and 350 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20 percent. The Company expects comparable store sales growth in the range of three percent to seven percent, with monthly anomalies in fiscal 2006;

•	Excluding any impact from expensing stock options, Starbucks is targeting earnings per share of $1.44 to $1.47 for fiscal 2006, consistent with the Company’s previously stated goal for longer-term earnings per share growth in the range of 20 percent to 25 percent;

•	The Company is targeting an effective tax rate of approximately 38 percent, with quarterly variations, and;

•	Capital expenditures are expected to be in the range of $700 million to $725 million in fiscal 2006.
Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific time on Wednesday, August 3, 2005, by calling 1-800-642-1687, reservation number 4093399. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific time on Thursday, August 25, 2005, at the following URL: http://www.starbucks.com/aboutus/investor.asp.
The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, including the reclassification of auction rate securities from “Cash and cash equivalents” to “Short-term investments — available-for-sale securities” on the consolidated balance sheets. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 18, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	July 3,	June 27,	%	July 3,	June 27,
	2005	2004	Change	2005	2004
		(as restated 1)			(as restated 1)

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:

Company-operated retail	$1,356,605	$1,108,055	22.4%	84.7%	84.0%
Specialty:
Licensing	170,330	145,021	17.5%	10.6%	11.0%
Foodservice and other	74,864	65,615	14.1%	4.7%	5.0%

Total specialty	245,194	210,636	16.4%	15.3%	16.0%

Total net revenues	1,601,799	1,318,691	21.5%	100.0%	100.0%

Cost of sales including occupancy costs	649,831	540,175		40.6%	41.0%
Store operating expenses	546,008	448,029		(a) 40.2%	(a) 40.4%
Other operating expenses	48,464	44,259		(b) 19.8%	(b) 21.0%
Depreciation and amortization expenses	85,363	72,886		5.3%	5.5%
General and administrative expenses	90,637	73,357		5.7%	5.6%

Subtotal operating expenses	1,420,303	1,178,706	20.5%

Income from equity investees	18,136	13,163		1.1%	1.0%

Operating income	199,632	153,148	30.4%	12.5%	11.6%

Interest and other income, net	3,235	4,424		0.2%	0.3%

Earnings before income taxes	202,867	157,572	28.7%	12.7%	11.9%

Income taxes(c)	77,292	59,992		4.9%	4.5%

Net earnings	$125,575	$97,580	28.7%	7.8%	7.4%

Net earnings per common share — diluted	$0.31	$0.24

Weighted average shares outstanding - diluted	404,019	412,289

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rate was 38.1 percent for both the 13 weeks ended July 3, 2005, and June 27, 2004.

(1)	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended
	July 3,	June 27,	%	July 3,	June 27,
	2005	2004	Change	2005	2004
		(as restated 1)			(as restated 1)

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:

Company-operated retail	$3,999,213	$3,239,031	23.5%	84.9%	84.3%
Specialty:
Licensing	488,835	401,037	21.9%	10.4%	10.5%
Foodservice and other	222,011	200,882	10.5%	4.7%	5.2%

Total specialty	710,846	601,919	18.1%	15.1%	15.7%

Total net revenues	4,710,059	3,840,950	22.6%	100.0%	100.0%

Cost of sales including occupancy costs	1,926,326	1,577,152		40.9%	41.1%
Store operating expenses	1,599,958	1,279,826		(a) 40.0%	(a) 39.5%
Other operating expenses	139,092	128,759		(b) 19.6%	(b) 21.4%
Depreciation and amortization expenses	251,694	215,040		5.3%	5.6%
General and administrative expenses	256,165	223,756		5.4%	5.8%

Subtotal operating expenses	4,173,235	3,424,533	21.9%

Income from equity investees	47,395	35,151		1.0%	0.9%

Operating income	584,219	451,568	29.4%	12.4%	11.8%

Interest and other income, net	12,371	11,317		0.3%	0.3%

Earnings before income taxes	596,590	462,885	28.9%	12.7%	12.1%

Income taxes(c)	225,726	176,285		4.8%	4.6%

Net earnings	$370,864	$286,600	29.4%	7.9%	7.5%

Net earnings per common share — diluted	$0.90	$0.70

Weighted average shares outstanding - diluted	411,122	410,587

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates were 37.8 percent for the 39 weeks ended July 3, 2005, and 38.1 percent for the 39 weeks ended June 27, 2004.

(1)	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 3,	October 3,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$130,112	$145,053
Short-term investments — available-for-sale securities	183,782	483,157
Short-term investments — trading securities	34,647	24,799
Accounts receivable, net of allowances of $3,149 and $2,231, respectively	148,982	140,226
Inventories	495,542	422,663
Prepaid expenses and other current assets	80,770	71,347
Deferred income taxes, net	66,540	63,650

Total current assets	1,140,375	1,350,895

Long-term investments — available-for-sale securities	83,894	135,179
Equity and other investments	182,067	168,177
Property, plant and equipment, net	1,738,830	1,551,416
Deferred income taxes, net	11,884	—
Other assets	63,490	85,561
Other intangible assets	34,898	26,800
Goodwill	72,543	68,950

TOTAL ASSETS	$3,327,981	$3,386,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$185,084	$199,346
Accrued compensation and related costs	216,390	208,927
Accrued occupancy costs	41,657	29,231
Accrued taxes	96,514	62,959
Other accrued expenses	167,929	123,684
Deferred revenue	172,976	121,377
Current portion of long-term debt	745	735

Total current liabilities	881,295	746,259

Deferred income taxes, net	—	21,770
Long-term debt	3,058	3,618
Other long-term liabilities	167,771	144,683

Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000 shares; issued and outstanding, 389,541,200 and 397,405,844 shares, respectively, (includes 1,697,100 common stock units in both periods)	395,333	956,685
Other additional paid-in capital	39,393	39,393
Retained earnings	1,816,193	1,445,329
Accumulated other comprehensive income	24,938	29,241

Total shareholders’ equity	2,275,857	2,470,648

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,327,981	$3,386,978

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	39 Weeks Ended
	July 3,	June 27,
	2005	2004
		(as restated 1)
OPERATING ACTIVITIES:
Net earnings	$370,864	$286,600
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	271,795	233,586
Provision for impairments and asset disposals	14,765	9,703
Deferred income taxes, net	(25,600)	(4,994)
Equity in income of investees	(27,861)	(16,708)
Tax benefit from exercise of non-qualified stock options	99,798	45,045
Net amortization of premium on securities	9,248	8,049
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(72,292)	(41,278)
Accounts payable	(15,695)	(28,617)
Accrued compensation and related costs	7,393	45,185
Accrued taxes	32,994	(5,188)
Deferred revenue	51,616	50,864
Other accrued expenses	35,286	28,968
Other operating assets and liabilities	13,965	5,450

Net cash provided by operating activities	766,276	616,665

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(616,093)	(685,102)
Maturity of available-for-sale securities	449,524	108,943
Sale of available-for-sale securities	507,589	215,759
Acquisitions, net of cash acquired	(18,976)	—
Net additions to equity, other investments and other assets	(4,697)	(29,786)
Distribution from equity investees	23,831	25,097
Net additions to property, plant and equipment	(459,962)	(236,791)

Net cash used by investing activities	(118,784)	(601,880)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	145,870	103,345
Principal payments on long-term debt	(550)	(540)
Repurchase of common stock	(807,021)	(82,204)

Net cash (used)/provided by financing activities	(661,701)	20,601
Effect of exchange rate changes on cash and cash equivalents	(732)	2,493

Net (decrease)/increase in cash and cash equivalents	(14,941)	37,879

CASH AND CASH EQUIVALENTS:
Beginning of period	145,053	99,462

End of the period	$130,112	$137,341

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 39 weeks ended:
Interest	$333	$409
Income taxes	$129,530	$144,999

(1)	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.
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Stock Compensation Expense
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R will require Starbucks to measure all employee stock-based compensation awards using the fair value method and record compensation expense in the Company’s consolidated financial statements. Starbucks is continuing to evaluate the impact of SFAS 123R and all related interpretive guidance. In the interim, the Company will continue to regularly disclose the pro forma impact of stock compensation on the Company’s net earnings and earnings per share within its periodic filings with the SEC in accordance with current accounting rules. The pro forma impacts for the 13 and 39 weeks ended July 3, 2005, and June 27, 2004, were as follows for the information presented (in thousands, except earnings per share):

	13 Weeks Ended		39 Weeks Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Net earnings	$125,575	$97,580	$370,864	$286,600
Deduct: stock-based compensation expense determined under fair value method, net of tax	(15,276)	(11,299)	(43,553)	(31,838)

Pro forma net income	$110,299	$86,281	$327,311	$254,762

Earnings per share:
Diluted — as reported	$0.31	$0.24	$0.90	$0.70
Deduct: stock-based compensation expense determined under fair value method, net of tax	(0.04)	(0.03)	(0.11)	(0.08)

Diluted — pro forma	$0.27	$0.21	$0.79	$0.62

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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended July 3, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$1,141,555	85.2%		$215,050	82.0%		$—	—%	$1,356,605
Specialty:
Licensing	129,355	9.7		40,975	15.6		—	—	170,330
Foodservice and other	68,530	5.1		6,334	2.4		—	—	74,864

Total specialty	197,885	14.8		47,309	18.0		—	—	245,194

Total net revenues	1,339,440	100.0		262,359	100.0		—	—	1,601,799

Cost of sales and related occupancy costs	516,368	38.6		133,463	50.9		—	—	649,831
Store operating expenses	465,021	40.7	(1)	80,987	37.7	(1)	—	—	546,008
Other operating expenses	40,793	20.6	(2)	7,671	16.2	(2)	—	—	48,464
Depreciation and amortization expenses	63,027	4.7		14,015	5.3		8,321	0.5	85,363
General and administrative expenses	19,266	1.4		15,332	5.8		56,039	3.5	90,637

Income from equity investees	10,105	0.8		8,031	3.1		—	—	18,136

Operating income/(loss)	$245,070	18.3%		$18,922	7.2%		$(64,360)	(4.0)%	$199,632

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended June 27, 2004	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$947,379	84.6%		$160,676	81.0%		$—	—%	$1,108,055
Specialty:
Licensing	111,857	10.0		33,164	16.7		—	—	145,021
Foodservice and other	61,033	5.4		4,582	2.3		—	—	65,615

Total specialty	172,890	15.4		37,746	19.0		—	—	210,636

Total net revenues	1,120,269	100.0		198,422	100.0		—	—	1,318,691

Cost of sales and related occupancy costs	440,515	39.3		99,660	50.2		—	—	540,175
Store operating expenses	388,337	41.0	(1)	59,692	37.2	(1)	—	—	448,029
Other operating expenses	37,711	21.8	(2)	6,548	17.3	(2)	—	—	44,259
Depreciation and amortization expenses	53,097	4.7		11,696	5.9		8,093	0.6	72,886
General and administrative expenses	20,260	1.8		12,032	6.1		41,065	3.1	73,357

Income from equity investees	8,530	0.8		4,633	2.3		—	—	13,163

Operating income/(loss)	$188,879	16.9%		$13,427	6.8%		$(49,158)	(3.7)%	$153,148

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
39 Weeks Ended July 3, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$3,375,922	85.4%		$623,291	82.5%		$—	—%	$3,999,213
Specialty:
Licensing	374,626	9.5		114,209	15.1		—	—	488,835
Foodservice and other	204,083	5.1		17,928	2.4		—	—	222,011

Total specialty	578,709	14.6		132,137	17.5		—	—	710,846

Total net revenues	3,954,631	100.0		755,428	100.0		—	—	4,710,059

Cost of sales and related occupancy costs	1,542,157	39.0		384,169	50.9		—	—	1,926,326
Store operating expenses	1,365,920	40.5	(1)	234,038	37.5	(1)	—	—	1,599,958
Other operating expenses	116,737	20.2	(2)	22,355	16.9	(2)	—	—	139,092
Depreciation and amortization expenses	185,181	4.7		41,232	5.5		25,281	0.5	251,694
General and administrative expenses	65,239	1.6		37,447	5.0		153,479	3.3	256,165

Income from equity investees	27,377	0.7		20,018	2.6		—	—	47,395

Operating income/(loss)	$706,774	17.9%		$56,205	7.4%		$(178,760)	(3.8)%	$584,219

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
39 Weeks Ended June 27, 2004	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$2,770,172	84.8%		$468,859	81.6%		$—	—%	$3,239,031
Specialty:
Licensing	307,630	9.4		93,407	16.3		—	—	401,037
Foodservice and other	188,557	5.8		12,325	2.1		—	—	200,882

Total specialty	496,187	15.2		105,732	18.4		—	—	601,919

Total net revenues	3,266,359	100.0		574,591	100.0		—	—	3,840,950

Cost of sales and related occupancy costs	1,284,162	39.3		292,990	51.0		—	—	1,577,152
Store operating expenses	1,106,830	40.0	(1)	172,996	36.9	(1)	—	—	1,279,826
Other operating expenses	109,411	22.1	(2)	19,348	18.3	(2)	—	—	128,759
Depreciation and amortization expenses	156,352	4.8		34,041	5.9		24,647	0.6	215,040
General and administrative expenses	55,261	1.7		36,514	6.4		131,981	3.5	223,756

Income from equity investees	21,647	0.7		13,504	2.4		—	—	35,151

Operating income/(loss)	$575,990	17.6%		$32,206	5.6%		$(156,628)	(4.1)%	$451,568

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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United States
United States total net revenues increased by $219 million, or 20 percent, to $1.3 billion for the 13 weeks ended July 3, 2005, compared to $1.1 billion for the corresponding period of fiscal 2004. United States Company-operated retail revenues increased by $194 million, or 20 percent, to $1.1 billion for the 13 weeks ended July 3, 2005, compared to $947 million for the corresponding period of fiscal 2004, primarily due to the opening of 585 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a four percent increase in the average value per transaction, including three percent attributable to a beverage price increase in October 2004, and a three percent increase in the number of customer transactions.
Total United States specialty revenues increased by $25 million, or 14 percent, to $198 million for the 13 weeks ended July 3, 2005, compared to $173 million in the corresponding period of fiscal 2004. United States licensing revenues increased $17 million, or 16 percent, to $129 million, compared to $112 million for the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues as a result of opening 519 new licensed retail stores in the last 12 months, and, to a lesser extent, growth in the grocery and warehouse club business. United States foodservice and other revenues increased 12 percent to $69 million from $61 million in fiscal 2004, primarily due to growth in new and existing foodservice accounts.
United States operating income increased by 30 percent to $245 million for the 13 weeks ended July 3, 2005, from $189 million for the same period in fiscal 2004. Operating margin increased to 18.3 percent of related revenues from 16.9 percent in the corresponding period of fiscal 2004, primarily due to leverage from strong revenue growth and excellent cost control throughout all areas of the business.
International
International total net revenues increased by $64 million, or 32 percent, to $262 million for the 13 weeks ended July 3, 2005, compared to $198 million for the corresponding period of fiscal 2004. International Company-operated retail revenues increased by $54 million, or 34 percent, to $215 million for the 13 weeks ended July 3, 2005, compared to $161 million for the corresponding period for fiscal 2004, primarily due to the opening of 128 new Company-operated retail stores in the last 12 months, comparable store sales growth of seven percent for the quarter and favorable foreign currency exchange rates for both the Canadian dollar and British pound sterling. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions coupled with a three percent increase in the average value per transaction.
Total international specialty revenues increased by 25 percent to $47 million for the 13 weeks ended July 3, 2005, compared to $38 million in the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues from opening 320 licensed retail stores in the last 12 months and growth in new and existing international foodservice accounts.
International operating income increased by 41 percent to $19 million for the 13 weeks ended July 3, 2005, compared to $13 million in the corresponding period of fiscal 2004. Operating margin increased to 7.2 percent of related revenues from 6.8 percent in the corresponding period of fiscal 2004, due to leverage gained on fixed costs distributed over an expanded revenue base and increased income from equity investees, particularly in Korea and Japan.
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Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		39-week period		Stores open as of
	July 3,	June 27,	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004	2005	2004

United States:
Company-operated Stores	141	99	373	302	4,666	4,081
Licensed Stores	142	84	383	281	2,222	1,703

	283	183	756	583	6,888	5,784

International:
Company-operated Stores (1)	31	29	92	94	1,049	921
Licensed Stores (1)	96	73	254	217	1,734	1,414

	127	102	346	311	2,783	2,335

Total	410	285	1,102	894	9,671	8,119

(1)	International store data has been adjusted for the 100% acquisition of the Germany and Singapore operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products—innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s net revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results. These forward-looking statements are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004. The Company assumes no obligation to update any of these forward-looking statements.
© 2005 Starbucks Coffee Company. All rights reserved.
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